EXHIBIT 99.1

Curtiss-Wright Reports Second Quarter and Six Months 2011 Financial Results

Net Sales Up 11%; Operating Income Up 19%; Net Earnings Up 23%; Operating Margin Improved 60 Basis Points; Diluted EPS of $0.68

PARSIPPANY, N.J., July 28, 2011 (GLOBE NEWSWIRE) -- Curtiss-Wright Corporation (NYSE:CW) today reports financial results for the second quarter and six months ended June 30, 2011. The highlights are as follows:

Second Quarter 2011 Operating Highlights

  Net sales increased 11% to $515 million from $462 million in 2010;

  Operating income increased 19% to $52 million from $43 million in 2010;

  Net earnings increased 23% to $32 million, or $0.68 per diluted share, from $26 million, or $0.56 per diluted share, in 2010; and

  New orders were $492 million, up 25% from 2010, due largely to higher orders in the power generation market supporting existing nuclear operating reactors and increased demand in the oil and gas market for Maintenance, Repair and Overhaul (MRO) products and super vessels.

Six Months 2011 Operating Highlights

  Net sales increased 8% to $977 million from $904 million in 2010;

  Operating income increased 25% to $93 million from $75 million in 2010;

  Net earnings increased 33% to $56 million, or $1.20 per diluted share, from $42 million, or $0.91 per diluted share, in 2010; and

  New orders were $980 million, up 10% from 2010. At June 30, 2011, backlog was $1.69 billion, up 1% from $1.67 billion at December 31, 2010.

"We are pleased to report that Curtiss-Wright delivered a strong operating performance in the second quarter, with solid, double-digit growth in sales, net earnings and earnings per share, as well as improved operating margins," commented Martin R. Benante, Chairman and CEO of Curtiss-Wright Corporation. "As an established leader in our niche markets, we strive to maintain a well-balanced and diversified portfolio of products and services that provide consistent growth in sales and profitability, which is aided by our continued focus on lowering our cost base through operational improvements. We are particularly pleased with the strong demand for our products and services, especially within our commercial markets where new orders surged 63% over the prior year quarter.

"Sales in our commercial markets grew 12% over the prior year quarter, led by strong, double-digit growth in both the commercial aerospace and general industrial markets, and solid growth in the nuclear power generation market.  In addition, our defense-related sales grew 11% over the prior year, driven by higher sales across all of our defense markets, primarily related to our content on submarines, military aircraft and helicopter programs, ground defense products for international customers, and Intelligence, Surveillance and Reconnaissance or ISR applications."

Second Quarter 2011 Operating Results

Sales

Sales of $515 million increased $53 million, or 11%, compared to the prior year period. Sales grew in all three of our segments, with increases of 31% in Metal Treatment, 13% in Motion Control and 6% in Flow Control. Acquisitions accounted for approximately $19 million, or 4%, of the sales growth. In addition, favorable foreign currency translation added $8 million, or less than 2%, to the sales increase during the quarter.

Defense-related sales were driven by double-digit increases in aerospace and ground defense of 14% and 10%, respectively. Naval defense also had solid growth of 9% in the quarter. Sales grew within most of our commercial markets, most notably 31% in commercial aerospace and 14% in general industrial, while the power generation market produced solid growth of 9%.  These increases were partially offset by a 4% decline in the oil and gas market.

Operating Income

Operating income rose 19% to $52 million, an increase of $8 million compared to the prior year period.  Similar to the growth in sales, operating income grew across all three of our segments with increases of 61% in Metal Treatment, 7% in Flow Control and 3% in Motion Control. Foreign currency translation had an unfavorable impact of approximately $1 million, or 3%, on current quarter results, mainly in the Motion Control segment.

Segment operating margin was 10.8%, a 10 basis point improvement compared to the prior year period, or 11.6%, a 90 basis point improvement excluding acquisitions and unfavorable foreign currency translation.  The margin improvement was due to higher sales volumes and favorable absorption primarily in the general industrial and commercial aerospace markets, as well as benefits generated by our cost reduction and restructuring programs.  The second quarter of 2011 also included unanticipated costs for strategic investments on the AP1000 program in our power generation market that were comparable to the prior year period, as well as consolidation costs within our oil and gas businesses, both within the Flow Control segment.

Non-segment operating costs of $4 million decreased by $2 million compared with the prior year period, mainly due to lower unallocated medical costs, partially offset by higher pension costs.

Net Earnings

Net earnings increased 23% from the comparable prior year period, mainly due to higher operating income and lower interest expense. Lower interest expense for the second quarter of 2011 was due to lower borrowing rates and lower average debt levels compared to the prior year period.  Our effective tax rate was 32.0%, essentially in-line with the prior year period.

Cash Flow

Free cash flow was $40 million, a $25 million improvement over the prior year period. Net cash generated from operating activities increased by $32 million from the prior year period, mainly due to higher net income and strong cash collections.  Capital expenditures were $18 million in the second quarter of 2011, an increase of $7 million from the prior year period, largely driven by our facility expansions within our oil and gas and flight systems businesses.

Segment Performance

Flow Control – Sales for the second quarter of 2011 were $267 million, an increase of $15 million, or 6%, over the comparable prior year period.  The performance was led by solid growth within the naval defense, power generation and general industrial markets, which was partially offset by lower sales in the oil and gas market.  Growth within our naval defense market was due to higher sales on the Virginia class submarine program, as we continue to ramp-up production from one to two submarines per year, as well as production on the Advanced Arresting Gear (AAG) system for the Ford class aircraft carrier program. Sales in the power generation market were led by domestic AP1000 reactor projects, as well as numerous pump and valve orders serving both domestic and international customers. In addition, increased demand for our control systems for commercial heating, ventilation, and air conditioning (HVAC) customers drove the higher sales in the general industrial market. Within the oil and gas market, improved aftermarket sales to domestic customers were more than offset by reduced international large project sales due to lower overall capital spending levels.  Our 2011 acquisition of Douglas Equipment Ltd. contributed nearly $6 million in sales in the current quarter, primarily within the commercial aerospace market.

Operating income in the second quarter of 2011 was $27 million, an increase of 7% over the comparable prior year period, while operating margin rose 10 basis points.  The increase in operating income is primarily due to higher sales volumes resulting in favorable absorption of fixed overhead costs in our general industrial and naval defense markets, as well as benefits generated by our cost reduction and restructuring programs.  Acquisitions and foreign currency translation had a minimal impact on operating income in the current year quarter.

Motion Control – Sales for the second quarter of 2011 were $177 million, an increase of $21 million, or 13%, over the comparable prior year period.  We experienced strong sales growth in both our commercial and defense markets, which grew 15% and 13%, respectively. Growth in our commercial markets was largely driven by a solid performance in the commercial aerospace market, due to increases on Boeing 747, 777 and 787 aircraft, as well as healthy demand for sensors and control products on various commercial aircraft.  In addition, increased demand for sensor products drove the higher sales in the general industrial market. We also experienced growth within the defense markets, with solid, double-digit increases in both the aerospace and ground defense markets.  The increase in the aerospace defense market was driven by higher sales on the V-22 Osprey program, as well as our embedded computing and sensing products supporting ISR applications and various helicopter programs, mainly for the Blackhawk.  The increase in ground defense was mainly due to sales of turret drive systems to international customers.  The strong performance in the current year quarter was achieved despite having to overcome expected decreases in sales related to the previous cancellations of the F-22 and Future Combat Systems (FCS) programs, as well as lower sales on the Bradley platform.  Our 2011 and 2010 acquisitions of Predator Systems Incorporated, Hybricon Corporation, and Specialist Electronics Services Ltd. contributed approximately $5 million in sales in the current quarter, while favorable foreign currency translation added $4 million.

Operating income for the second quarter of 2011 was $19 million, an increase of $1 million, or 3%, compared to the prior year period.  Operating margin in the second quarter of 2011 decreased 110 basis points from the prior year period to 10.7%, primarily related to unfavorable foreign currency translation which reduced operating margin by 120 basis points.  Excluding the impact of acquisitions and the negative impact of foreign currency translation, operating margin improved by 60 basis points over the prior year quarter.  This improvement was mainly driven by higher sales volumes resulting in favorable absorption of fixed overhead costs as well as the continual benefits generated by our cost reduction and containment efforts.

Metal Treatment – Sales for the second quarter of 2011 were $72 million, an increase of $17 million, or 31%, compared to the prior year period.  We continue to benefit from improved global economic conditions and increased demand for our products and services across all major lines of business and markets, most notably for shot peening and coatings services to commercial markets.  The performance was led by solid growth within the commercial aerospace and general industrial markets, which grew 32% and 23%, respectively.  Additionally, our 2011 acquisition of the BASF Surface Technologies ("BASF") business contributed approximately $7 million in sales in the current quarter, while favorable foreign currency translation added $2 million.

Operating income in the second quarter of 2011 was $10 million, an increase of approximately $4 million, or 61%, compared to the prior year period.  Operating margin amounted to 14.5%, or 270 basis points higher than the prior year period.  The significant improvement in operating income was primarily driven by higher sales volumes resulting in favorable absorption of fixed overhead costs across all of our major lines of business, as well as a better than expected performance related to the BASF acquisition.

Full Year 2011 Guidance

The Company is updating its full year 2011 financial guidance as follows:

. Total Sales	$2.030 - $2.060 (previously $2.010 - $2.040 billion)
. Operating Income	$207 - $214 million (no change)
. Diluted Earnings Per Share	$2.58 - $2.68 (no change)
. Effective Tax Rate	33.0% (no change)
. Diluted Shares Outstanding	47.3 million (no change)
. Free Cash Flow	$90 - $100 million (no change)

(Free cash flow is defined as cash flow from operations less capital expenditures and includes estimated payments of $35 million to the Curtiss-Wright Pension Plan in 2011)

Note: A more detailed breakdown of our 2011 guidance by segment and by market can be found on the attached accompanying schedules.

Mr. Benante concluded, "We are pleased with our solid performance thus far in 2011, and we are increasing our full year sales forecast to reflect increased organic growth in both our commercial and defense markets, as well as recently announced transactions.  In the short term, we expect to see continued solid returns in our defense, commercial aerospace and general industrial markets, yet remain intently focused on our opportunities over the long term.  Additionally, our long history and entrenched position within the nuclear power generation industry has led to solid new order flow supporting the safety and reliability of existing operating reactors.  Longer term, we remain confident in our energy businesses based on the projected future increases in worldwide energy demand and our expectations for improved capital spending levels on large global projects. Overall, we are encouraged by our strong first half performance and look forward to delivering solid results for the remainder of the year."

Conference Call Information

The Company will host a conference call to discuss the second quarter 2011 results at 10:00 A.M. EDT on Friday, July 29, 2011. A live webcast of the call and the accompanying financial presentation will be made available on the internet by visiting the Investor Relations section of the Company's website at www.curtisswright.com.

(Tables to Follow)

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
(In thousands, except per share data)

	Three Months Ended				Six Months Ended
	June 30,		Change		June 30,		Change
	2011	2010	$	%	2011	2010	$	%

Net sales	$514,905	$462,165	$52,740	11.4%	$976,755	$903,940	$72,815	8.1%
Cost of sales	345,948	307,782	38,166	12.4%	658,829	611,573	47,256	7.7%
Gross profit	168,957	154,383	14,574	9.4%	317,926	292,367	25,559	8.7%

Research and development expenses	15,129	13,838	1,291	9.3%	28,726	27,676	1,050	3.8%
Selling expenses	29,936	28,520	1,416	5.0%	59,159	56,340	2,819	5.0%
General and administrative expenses	72,203	68,597	3,606	5.3%	136,669	133,839	2,830	2.1%

Operating income	51,689	43,428	8,261	19.0%	93,372	74,512	18,860	25.3%

Interest expense	(4,967)	(5,700)	733	12.9%	(10,088)	(11,367)	1,279	11.3%
Other income, net	29	384	(355)	(92.4%)	85	536	(451)	(84.1%)

Earnings before income taxes	46,751	38,112	8,639	22.7%	83,369	63,681	19,688	30.9%
Provision for income taxes	14,955	12,214	2,741	22.4%	27,057	21,448	5,609	26.2%

Net earnings	$31,796	$25,898	$5,898	22.8%	$56,312	$42,233	$14,079	33.3%

Basic earnings per share	$ 0.69	$ 0.57			$ 1.22	$ 0.92
Diluted earnings per share	$ 0.68	$ 0.56			$ 1.20	$ 0.91

Dividends per share	$ 0.08	$ 0.08			$ 0.16	$ 0.16

Weighted average shares outstanding:
Basic	46,311	45,743			46,250	45,691
Diluted	47,015	46,311			46,991	46,233
CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands, except par value)

	June 30,	December 31,	Change
	2011	2010	$	%
Assets
Current assets:
Cash and cash equivalents	$ 63,088	$ 68,119	$ (5,031)	(7.4%)
Receivables, net	501,868	461,632	40,236	8.7%
Inventories, net	332,706	281,103	51,603	18.4%
Deferred tax assets, net	50,152	48,568	1,584	3.3%
Other current assets	37,186	40,605	(3,419)	(8.4%)
Total current assets	985,000	900,027	84,973	9.4%
Property, plant, & equipment, net	424,214	397,280	26,934	6.8%
Goodwill	713,257	693,572	19,685	2.8%
Other intangible assets, net	244,037	240,197	3,840	1.6%
Deferred tax assets, net	874	1,033	(159)	(15.4%)
Other assets	10,783	9,909	874	8.8%
Total assets	$ 2,378,165	$ 2,242,018	$ 136,147	6.1%

Liabilities
Current liabilities:
Current portion of long-term and short-term debt	$ 2,641	$ 2,602	$ 39	1.5%
Accounts payable	134,530	133,180	1,350	1.0%
Dividends payable	3,721	--	3,721	100.0%
Accrued expenses	85,112	99,966	(14,854)	(14.9%)
Income taxes payable	2,940	3,111	(171)	(5.5%)
Deferred revenue	147,576	146,770	806	0.5%
Other current liabilities	42,683	42,310	373	0.9%
Total current liabilities	419,203	427,939	(8,736)	(2.0%)

Long-term debt	458,986	394,042	64,944	16.5%
Deferred tax liabilities, net	26,968	26,815	153	0.6%
Accrued pension and other postretirement benefit costs	158,023	166,591	(8,568)	(5.1%)
Long-term portion of environmental reserves	18,285	19,091	(806)	(4.2%)
Other liabilities	49,674	47,437	2,237	4.7%
Total liabilities	1,131,139	1,081,915	49,224	4.5%

Stockholders' equity
Common stock, $1 par value	48,717	48,558	159	0.3%
Additional paid in capital	136,678	130,093	6,585	5.1%
Retained earnings	1,121,340	1,072,459	48,881	4.6%
Accumulated other comprehensive income (loss)	23,419	(2,813)	26,232	932.5%
	1,330,154	1,248,297	81,857	6.6%
Less: cost of treasury stock	83,128	88,194	(5,066)	(5.7%)
Total stockholders' equity	1,247,026	1,160,103	86,923	7.5%

Total liabilities and stockholders' equity	$ 2,378,165	$ 2,242,018	$ 136,147	6.1%
CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
SEGMENT INFORMATION (UNAUDITED)
(In thousands)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
			Change			Change
	2011	2010	%	2011	2010	%
Sales:
Flow Control	$ 266,608	$ 251,855	5.9%	$ 505,748	$ 492,586	2.7%
Motion Control	176,512	155,624	13.4%	336,292	302,997	11.0%
Metal Treatment	71,785	54,686	31.3%	134,715	108,357	24.3%

Total sales	$ 514,905	$ 462,165	11.4%	$ 976,755	$ 903,940	8.1%

Operating income:
Flow Control	$ 26,532	$ 24,855	6.7%	$ 45,164	$ 41,524	8.8%
Motion Control	18,804	18,343	2.5%	35,090	32,296	8.7%
Metal Treatment	10,407	6,457	61.2%	20,464	12,497	63.8%

Total segments	55,743	49,655	12.3%	$ 100,718	$ 86,317	16.7%
Corporate and other	(4,054)	(6,227)	34.9%	(7,346)	(11,805)	37.8%

Total operating income	$ 51,689	$ 43,428	19.0%	$ 93,372	$ 74,512	25.3%

Operating margins:
Flow Control	10.0%	9.9%		8.9%	8.4%
Motion Control	10.7%	11.8%		10.4%	10.7%
Metal Treatment	14.5%	11.8%		15.2%	11.5%
Total Curtiss-Wright	10.0%	9.4%		9.6%	8.2%

Segment margins	10.8%	10.7%		10.3%	9.5%

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
NON-GAAP FINANCIAL DATA (UNAUDITED)
(In thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Net cash provided by operating activities	$ 57,838	$ 25,585	$ 15,053	$ 2,586
Capital expenditures	(18,294)	(11,465)	(37,539)	(22,343)
Free cash flow (1)	$ 39,544	$ 14,120	$ (22,486)	$ (19,757)

Cash conversion (1)	124%	55%	(40%)	(47%)

(1) The Corporation discloses free cash flow and cash conversion because the Corporation believes they are measurements of cash flow available for investing and financing activities. Free cash flow is defined as net cash flow provided by operating activities less capital expenditures. Free cash flow represents cash generated after paying for interest on borrowings, income taxes, capital expenditures, and working capital requirements, but before repaying outstanding debt and investing cash or utilizing debt credit lines to acquire businesses and make other strategic investments. Cash conversion is defined as free cash flow divided by net earnings. Free cash flow, as we define it, may differ from similarly named measures used by other entities and, consequently, could be misleading unless all entities calculate and define free cash flow in the same manner.
CURTISS-WRIGHT CORPORATION
2011 Earnings Guidance - As of July 28, 2011
(In millions, except per share data)

		2011 Guidance (1)		Change
	2010 Actual	Low	High	%
Sales:
Flow Control	$ 1,025	$ 1,075	$ 1,085	5-6%
Motion Control	647	683	693	6-7%
Metal Treatment	221	272	282	23-27%
Total sales	$ 1,893	$ 2,030	$ 2,060	7-9%

Operating income:
Flow Control	$ 104	$ 113	$ 116	9-12%
Motion Control	80	80	83	0-3%
Metal Treatment	26	40	42	52-63%
Total segments	$ 211	$ 233	$ 241	10-14%
Corporate and other	(31)	(26)	(27)
Total operating income	$ 180	$ 207	$ 214	15-19%

Operating margins:
Flow Control	10.2%	10.5%	10.7%
Motion Control	12.4%	11.7%	11.9%
Metal Treatment	11.7%	14.5%	15.0%
Total operating margin	9.5%	10.2%	10.4%

Interest expense, net	$ (22)	$ (25)	$ (25)
Earnings before income taxes	158	182	189
Provision for income taxes	(52)	(60)	(62)
Net earnings	$ 107	$ 122	$ 127	14-19%

Diluted earnings per share	$ 2.30	$ 2.58	$ 2.68	12-16%
Diluted shares outstanding	46.3	47.3	47.3

Free cash flow (2)	$ 119	$ 90	$ 100
Depreciation and amortization	$ 80	$ 82	$ 82
Effective tax rate	32.7%	33.0%	33.0%

(1) Our updated guidance includes the expected impact in our operating results from the acquisitions of IMR Test Labs in our Metal Treatment segment and ACRA Control Ltd in our Motion Control segment, as well as the announced divestiture of an oil and gas distribution business in our Flow Control segment.
(2) Free Cash Flow is defined as cash flow from operations less capital expenditures and includes estimated payments of $35 million to the Curtiss-Wright Pension Plan in 2011.

*Full year amounts may not add due to rounding
2011 Guidance by Markets - As of July 28, 2011(1)
(In millions)

		2011 Guidance % Change
	2010 Actual	Low	High

Defense Markets
Aerospace	$ 269	7%	9%
Ground	124	8%	10%
Navy	365	3%	5%
Defense	27	(7%)	(9%)
Total Defense	$ 784	5%	7%

Commercial Markets
Commercial Aerospace	$ 248	26%	28%
Oil and Gas(2)	259	(3%)	(5%)
Power Generation	357	6%	8%
General Industrial/Auto	244	10%	12%
Total Commercial	$ 1,109	9%	11%

Total Curtiss-Wright	$ 1,893	7%	9%

(1) 2011 Guidance includes revisions to current outlook, recently announced transactions and reclass of end markets for the April 2011 BASF Surface Technologies acquisition.
(2) Oil and Gas market sales include the adjustment for the announced divestiture of a distribution business.

*Full year amounts may not add due to rounding

About Curtiss-Wright Corporation

Curtiss-Wright Corporation is an innovative engineering company that provides highly engineered, critical function products, systems and services in the areas of flow control, motion control and metal treatment to the defense, energy and commercial/industrial markets. The legacy company of Glenn Curtiss and the Wright brothers, Curtiss-Wright has a long tradition of design and manufacturing innovation along with long-standing customer relationships. The company employs approximately 8,400 people worldwide. For more information, visit www.curtisswright.com.

The Curtiss-Wright Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7709

Certain statements made in this release, including statements about future revenue, financial performance guidance, quarterly and annual revenue, net income, operating income growth, future business opportunities, cost saving initiatives, and future cash flow from operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements present management's expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties.  Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Such risks and uncertainties include, but are not limited to: a reduction in anticipated orders; an economic downturn; changes in competitive marketplace and/or customer requirements; a change in government spending; an inability to perform customer contracts at anticipated cost levels; and other factors that generally affect the business of aerospace, defense contracting, electronics, marine, and industrial companies.  Such factors are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as amended, and subsequent reports filed with the Securities and Exchange Commission.

This press release and additional information are available at www.curtisswright.com.

CONTACT:  Jim Ryan
          (973) 541-3766
          Jim.Ryan@curtisswright.com